Exhibit 10.2

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of June 27, 2018 (the “Effective Date”) by and between BP HANCOCK LLC, a Delaware limited liability company (“Landlord”) and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

RECITALS

A.                                    By Lease dated February 24, 2014 (the “Original Lease”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain premises containing approximately 57,602 rentable square feet of space (referred to in the Original Lease as the “Rentable Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) located on the entirety of the ninth (9th) and tenth (10th) floors (referred to in the Original Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”) in the building known and numbered as 200 Clarendon Street, Boston, Massachusetts (the “Building”).

B.                                    By First Amendment to Lease dated February 24, 2015 (the “First Amendment”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain additional premises containing approximately 10,057 rentable square feet of space (hereinafter referred to as the “Rentable Floor Area of the First Amendment Premises”) located on a portion of the twenty-fifth (25th) floor of the Building (referred to in the First Amendment as the “Additional Premises” and hereinafter sometimes referred to as the “First Amendment Premises”).

C.                                    By Second Amendment to Lease dated August 16, 2017 (the “Second Amendment”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain additional premises containing approximately 28,757 rentable square feet of space (hereinafter referred to as the “Rentable Floor Area of the Second Amendment Premises”) located on the entirety of the eleventh (11th) floor of the Building (referred to in the Second Amendment and to continue to be referred to in this Third Amendment as the “Second Amendment Premises”).

D.                                    Tenant has agreed to lease from Landlord an additional 14,097 rentable square feet of space (the “Rentable Floor Area of the Third Amendment Premises”) located on a portion of the twelfth (12th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Third Amendment Premises”) upon all of the same terms and conditions set forth in the Lease, except as set forth in this Third Amendment.

E.                                     The Original Lease, as amended by the First Amendment, the Second Amendment and this Third Amendment, are hereinafter sometimes referred to collectively as the “Lease.”

200 Clarendon Street - CRA International, Inc. - Third Amendment to Lease

F.                                      Tenant has exercised Tenant’s option under Section 3 of the Second Amendment to surrender the First Amendment Premises effective as of the Second Amendment Premises Rent Commencement Date.

G.                                    Landlord and Tenant are entering into this instrument to memorialize the leasing of the Third Amendment Premises, the surrender of the First Amendment Premises and to further amend the Lease all as hereinafter set forth.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                      Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct.  Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Third Amendment.

2.                                      Lease of the Third Amendment Premises.

(A)                               Effective as of the Third Amendment Premises Commencement Date (as defined in Section 2(B) below), the Third Amendment Premises shall constitute a part of the “Premises” demised to Tenant under the Lease.  Effective as of the later date to occur of (i) the 25th Floor Surrender Date (as hereinafter defined) and (ii) the Third Amendment Premises Commencement Date (but subject to any exercise by Tenant of its rights under Section 1(C) of the Second Amendment), the Premises shall include the Initial Premises, the Second Amendment Premises, and the Third Amendment Premises, and shall contain a total of 100,456 square feet of rentable floor area.

(B)                               For purposes hereof, the “Third Amendment Premises Commencement Date” shall be the day on which the Third Amendment Premises are delivered by Landlord to Tenant in broom-clean condition, free and clear of all other tenants, occupants, furniture and fixtures, and lawfully demised from the remainder of the twelfth (12th) floor of the Building.  Landlord currently estimates that the Third Amendment Premises Commencement Date will occur on or before the May 1, 2019 and will use commercially reasonable efforts to cause the Third Amendment Premises Commencement Date to occur not later than one (1) month after the Second Amendment Premises Commencement Date (currently estimated to be April 1, 2019).  Tenant shall have no claim against Landlord for failure to deliver the Third Amendment Premises by any given date.  Landlord shall give Tenant thirty (30) days’ written notice of the anticipated delivery date of the Third Amendment Premises.  As soon as may be convenient after the Third Amendment Premises Commencement Date and the Third Amendment Premises Rent Commencement Date (as hereinafter defined) have been determined, Landlord and Tenant agree to join with each other in the execution of a written Commencement Date Agreement in substantially the form attached as Exhibit E to the Original Lease.  If Tenant shall fail to execute such Commencement Date Agreement, the Third Amendment Premises Commencement Date and Third Amendment Premises Rent Commencement Date shall be as reasonably determined by Landlord in accordance with the terms of this Third Amendment.

(C)                               If the Third Amendment Premises Commencement Date shall not have occurred by May 1, 2020 (the “Outside Delivery Date”) for any reason other than the fault or delay of Tenant, then Tenant shall have the right to terminate Tenant’s lease of the Third Amendment Premises pursuant to this Third Amendment by giving notice to Landlord of Tenant’s desire to do so before the Third Amendment Premises are delivered to Tenant; and, upon the giving of such notice, Tenant’s lease of the Third Amendment Premises pursuant to this Third Amendment shall be terminate unless, within thirty (30) days after receipt of such notice, Landlord  delivers the Third Amendment Premises in the condition required by Section 2(E) below; and except as provided in Section 2(D) below, such right of termination shall be Tenant’s sole and exclusive remedy for Land lord’s failure so to deliver the Third Amendment Premises within such time.

(D)                               If the then occupant of the Third Amendment Premises wrongfully fails to deliver possession at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution of an eviction proceeding within sixty (60) days after the date on which the hold-over commences, but shall not require the taking of any appeal) to evict such occupant from the Third Amendment Premises and to deliver possession thereof to Tenant.  If such holding over continues past July 31, 2019, Tenant shall have the right to require Landlord to pay to Tenant one hundred percent (100%) of the net (i.e. net of the costs and expenses, including, attorneys’ fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Land lord from such hold-over occupant for any period from and after August 1, 2019, when and if Landlord receives any such payment. For the purposes hereof, the term “Hold-Over Premium” shall be defined as the amount (if any) which a hold-over occupant of any portion of the Third Amendment Premises is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant ‘s lease been extended throughout the period of such hold-over same rental rate as such tenant was required to pay during the last month of its tenancy.

(E)                                Except for Landlord’s obligation to perform Landlord’s 12th Floor Common Area Work (as set forth in Section 6 of this Third Amendment), Tenant shall accept the Third Amendment Premises in “as is” “where is” condition and Landlord shall have no obligation to perform any additions, alterations or demolition in the Third Amendment Premises and Landlord shall have no responsibility for the installation or connection of Tenant’s telephone or other communications equipment or systems.  For the avoidance of doubt, it is acknowledged and agreed that, except as specifically provided in Section 6 of this Third Amendment, Landlord shall not be responsible for any

Landlord’s Work including without limitation any Landlord’s Delivery Work (as those terms are defined in the Original Lease) with respect to the Third Amendment Premises or, except as specifically provided in Section 6 below, for the payment of any tenant improvement allowances set forth in the Lease with respect to the Third Amendment Premises or this Third Amendment.  Tenant acknowledges and agrees that the Third Amendment Premises is being delivered with access to and use of an interconnecting staircase connecting the Second Amendment Premises and the Third Amendment Premises installed by a prior tenant and Landlord makes no representation or warranty with respect to such interconnecting staircase.  Landlord agrees that, except as otherwise set forth in Section 3 (B) below, Tenant shall not have any obligation under the Lease to remove this existing interconnecting staircase at the expiration or earlier termination of the Term.

3.                                      Third Amendment Premises Term.  The term of the Lease with respect to the Third Amendment Premises shall be the period commencing on the Third Amendment Premises Commencement Date and expiring coterminous with the Initial Premises and Second Amendment Premises on July 31, 2030 (the “Third Amendment Premises Term”), as the same may be extended pursuant to Section 3.2 of the Original Lease, as amended by Section 4(A) of the Second Amendment, except that clauses (i) of Section 4(A) of the Second Amendment is hereby deleted and the following inserted in place thereof:

“(i)                               Tenant’s right to extend the Term of the Lease pursuant to Section 3.2 of the Original Lease shall apply to the Initial Premises, the Second Amendment Premises, and the Third Amendment Premises collectively, and not to any of the spaces independently; provided, however, that Tenant in its Exercise Notice in respect of either the first or second option to extend the Term may elect to extend the Term of the Lease with respect to less than the entirety of the then Premises (the “Extension Premises”), provided Tenant may only elect to surrender either all of the leaseable space of the Premises located on either the lowest or the highest floor currently being leased by Tenant (the “Expiring Premises”).  For clarification purposes, if Tenant were to exercise the first extension option so as to surrender the Expiring Premises, Tenant’s right to extend for less than the entire remaining Premises for the second extension option shall immediately terminate and be of no further force or effect.  By way of example, the Expiring Premises may be comprised of all of the leasable floor area of the Premises located on the ninth (9th) floor or all of the leasable floor area of the Premises located on the twelfth (12th) floors of the Building.  If Tenant elects to exercise the first extension option with any Expiring Premises, Tenant’s right to extend for the second extension option shall apply to the entire Extension Premises only.  In the event that Tenant shall elect to extend the Term with respect solely to the Extension Premises designated by Tenant in its Exercise Notice, then as of the end of the then-current Term of the Lease (as it may have been previously extended), (1) the Term of the Lease shall terminate solely with respect to the Expiring Premises, (2) Tenant shall vacate the Expiring Premises leaving the same in the condition required by the Lease upon the expiration or earlier termination of the Lease Term, (3) the Expiring Premises shall be removed from the Premises demised to Tenant under the Lease, and (4) the “Rentable Floor Area of the Premises” shall be reduced by the rentable floor area of the Expiring Premises and such reduced Rentable Floor Area of the Premises shall be used for purposes of calculating Tenant’s payments for Annual Fixed Rent, electricity, real estate taxes and operating costs during the applicable extension option period.  As a further condition precedent to the surrender of the Expiring Premises, Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tenant’s share of operating costs, taxes and electricity, and other Additional Rent and other amounts due from Tenant relating to the Expiring Premises (including, but not limited to, all past due amounts thereof) through the end of the then-current Term of the Lease. If the Extension Premises is comprised of the ninth (9th), tenth (10th), and eleventh (11th) floors of the Building, Tenant shall be responsible for removing the internal staircase located between the Second Amendment Premises and the Third Amendment Premises and installing a building standard floor/ceiling deck.

4.                                      Annual Fixed Rent for the Third Amendment Premises.

(A)                               Commencing on the Third Amendment Premises Rent Commencement Date (as hereinafter defined), Annual Fixed Rent for the Third Amendment Premises Term shall be payable during the first 12th Floor Rent Year (as defined below) at the annual rate of $881,062.50 (being the product of (w) $62.50 and (x) the Rentable Floor Area of the Third Amendment Premises).  During each subsequent 12th Floor Rent Year during the Third Amendment Premises Term, Annual Fixed Rent for the Third Amendment Premises shall increase by $14,097.00 (being the product of (y) $1.00 per square foot and (z) the Rentable Floor Area of the Third Amendment Premises) over the amount payable during the prior 12th Floor Rent Year.

For the purposes hereof:

(i)                                     The “Third Amendment Premises Rent Commencement Date” shall be that date which is the earlier to occur of (x) the date which is six (6) months following the Third Amendment Premises Commencement Date, and (y) the date on which Tenant commences business operations in any portion of the Third Amendment Premises.

(ii)                                  The term “12th Floor Rent Year” shall apply only with respect to the Third Amendment Premises and shall mean any twelve (12) month period during the Third Amendment Premises Term commencing as of the Third Amendment Premises Rent Commencement Date, or as of any anniversary of the Third Amendment Premises Rent Commencement Date, except that if the Third Amendment Premises Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first 12th Floor Rent Year shall further include the partial calendar month in which the first anniversary of the Third Amendment Premises Rent Commencement Date occurs, and (ii) the remaining 12th Floor Rent Years shall be the successive twelve (12) month periods following the end of such first 12th Floor Rent Year.

(B)                               Annual Fixed Rent for the Third Amendment Premises during any extension option period (if exercised) shall be payable as set forth in Section 3.2 of the Original Lease (as amended by Section 4 of the Second Amendment).

5.                                      Operating Excess, Tax Excess and Tenant Electricity.

(A)                               During (i) the Term of the Lease with respect to the Initial Premises (as extended pursuant to the Second Amendment) and (ii) the Second Amendment Premises Term with respect to the Second Amendment Premises, Tenant shall continue to pay Tax Excess (as defined in Section 6.2 of the Original Lease) and Operating Cost Excess (as defined in Section 7.5 of the Original Lease) with respect to the Initial Premises and the Second Amendment Premises in accordance with terms and conditions of the Original Lease, the First Amendment and the Second Amendment, as applicable to the portion of the Premises for which such Tax Excess and Operating Cost Excess are being calculated.  Notwithstanding anything in the Second Amendment to the contrary, the Tax Excess and the Operating Cost Excess for the Second Amendment Premises shall be calculated separately from the Tax Excess and Operating Cost Excess for the Initial Premises and the First Amendment Premises which have different base years and shall be calculated in the manner set forth in the Lease but based upon the same proportion of Landlord’s Tax Expenses and Landlord’s Operating Expenses, as applicable, as the Rentable Floor Area of the Second Amendment Premises bears to the Total Rentable Floor Area of the Building and using the Base Taxes and Base Operating Expenses set forth in the Second Amendment.

(B)                               From and after the Third Amendment Premises Rent Commencement Date, Tenant shall pay Tax Excess and Operating Cost Excess for the Third Amendment Premises in accordance with and on the same terms as apply to the Initial Premises and the Second Amendment Premises, except that for such purposes (but not with respect to the Initial Premises and the Second Amendment Premises):

(i)                                     “Base Taxes” shall mean Landlord’s Tax Expenses (as defined in Section 6.1(e) of the Original Lease) for fiscal tax year 2020 (that is the period beginning July 1, 2019 and ending June 30, 2020).

(ii)                                  “Base Operating Expenses” shall mean Landlord’s Operating Expenses (as defined in Section 7.4 of the Original Lease) for calendar year 2019 (that is the period beginning January 1, 2019 and ending December 31, 2019).

(iii)                               Tax Excess for the Third Amendment Premises shall be calculated based upon the same proportion of Landlord’s Tax Expenses as the Rentable Floor Area of the Third Amendment Premises bears to the Total

Rentable Floor Area of the Building and using the Base Taxes set forth in subclause (i) above.

(iv)                              Operating Cost Excess for the Third Amendment Premises shall be calculated based upon the same proportion of Landlord’s Operating Expenses as the Rentable Floor Area of the Third Amendment Premises bears to the Total Rentable Floor Area of the Building and using the Base Operating Expenses set forth in subclause (ii) above

(C)                               From and after the Third Amendment Premises Commencement Date, Tenant shall pay electricity costs for the Third Amendment Premises in accordance with the terms of Section 5.2 and Exhibit F of the Original Lease; provided, however, that notwithstanding anything to the contrary in Exhibit F, Tenant shall be required to install, at Tenant’s sole cost and expense, a check meter in the Third Amendment Premises prior to the Third Amendment Premises Commencement Date to monitor Tenant’s electrical usage.  There is an existing check meter serving the Third Amendment Premises which Tenant may re-use if desired.  Landlord makes no representation or warranty with respect to such check meter and  Tenant, at Tenant’s sole cost and expense, is responsible for the maintenance of such check meter.

6.                                      Common Area Work; Tenant Allowance.

(A)                               Landlord, at Landlord’s sole cost and expense and without deduction from the Third Amendment Allowance (as hereinafter defined), shall construct a new common corridor and elevator lobby on the twelfth (12th) floor of the Building using building standard materials (“Landlord’s 12th Floor Common Area Work”); provided, however, Landlord’s 12th Floor Common Area Work is not a condition to the Third Amendment Premises Commencement Date and not entitle Tenant to any postponement or abatement of the Annual Fixed Rent or Additional Rent payable in respect of the Third Amendment Premises, in whole or in part.   Landlord shall use commercially reasonable efforts to (i) substantially complete Landlord’s 12th Floor Common Area Work on or before the date that is six (6) months following the Third Amendment Premises Commencement Date, and (ii) perform the Landlord’s 12th Floor Common Area Work at such times and in such manner as will not materially interfere with Tenant’s access to the Third Amendment Premises for the performance of the Third Amendment Tenant’s Work (as hereinafter defined).  Landlord and Tenant shall, at their respective sole cost and expense, cause their contractors and service providers to coordinate with each other in the performance of their respective work to minimize any disruption in either the Landlord’s 12th Floor Common Area Work or the Third Amendment Tenant’s Work.

(B)                               Landlord shall provide to Tenant a special allowance of One Million Fifty-Seven Thousand Two Hundred Seventy-Five and 00/100 Dollars ($1,057,275.00) (the “Third Amendment Allowance”) to be used and applied by Tenant solely on account of the cost of the work to be performed by Tenant to prepare the Third Amendment Premises for its use and occupancy (the “Third Amendment Tenant’s Work”).  Tenant shall be entitled to request that Landlord disburse portions of the Third Amendment

Allowance from time to time, but no more frequently than monthly, during the performance of the Third Amendment Tenant’s Work.  It shall be a condition to Landlord’s payment of any installment of the Third Amendment Allowance that Tenant (i) has completed all of such Third Amendment Tenant’s Work that is the subject of such requisition in accordance with the terms of the Lease, (ii) has paid for all of such Third Amendment Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms attached to the Original Lease as Exhibit G, (iii) with respect to any final installment, has executed the Commencement Date Agreement as contemplated by Section 2(B) above, (iv) has delivered to Landlord its certificate specifying the cost of such Third Amendment Tenant’s Work that is the subject of such requisition, together with evidence of such cost in the form of paid invoices, receipts and the like, (v) with respect to any final installment, has delivered to Landlord a final set of record drawings for the Third Amendment Tenant’s Work, (vi) has satisfied the requirements of (i) through (v) above and made request for such payment on or before the date that is one (1) year from the Third Amendment Premises Commencement Date, (vii) is not otherwise in default under the Lease, and (viii) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Property arising out of the Third Amendment Tenant’s Work or any litigation in which Tenant is a party.  Within thirty (30) days after the satisfaction of the foregoing conditions with respect to any requested installment, Landlord shall pay to Tenant, or, at Tenant’s option, directly to Tenant’s contractor, Landlord’s Third Amendment Share (as hereinafter defined) of such installment.  For the purposes hereof, “Landlord’s Third Amendment Share” shall mean that same proportion of the amount shown on Tenant’s disbursement request as the Third Amendment Allowance bears to the total cost of the Third Amendment Tenant’s Work (as set forth in a budget to be submitted by Tenant to Landlord prior to Tenant’s first request for a disbursement of the Third Amendment Allowance hereunder).

In connection with the foregoing, it is understood and agreed that Tenant may utilize up to a maximum of One Hundred Five Thousand Seven Hundred Twenty-Seven and 50/100 Dollars ($105,727.50) of the Third Amendment Allowance towards the costs of architectural and engineering fees and permit costs associated with the Third Amendment Tenant’s Work and to any wiring and cabling being installed as part of the Third Amendment Tenant’s Work, so long as all of the conditions to application of the Third Amendment Allowance set forth herein have been satisfied (including, without limitation, the requirement that the Third Amendment Allowance be utilized on or before the date which is one (1) year from the Third Amendment Premises Commencement Date).

Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Third Amendment Allowance for any purposes other than as provided in this Section 6(B), nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen.  Further, the Third Amendment Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Third Amendment Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant.

In the event that such cost of the Third Amendment Tenant’s Work is less than the Third Amendment Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.  Landlord shall be entitled to deduct from the Third Amendment Allowance an amount equal to any third party expenses incurred by Landlord to review the Third Amendment Tenant’s Work.

(C)                               In addition, Landlord shall provide to Tenant (i) an allowance of One Hundred Forty Thousand Nine Hundred Seventy and 00/100 Dollars ($140,970.00) (the “Third Amendment Demolition and Renovation Allowance”) to be used solely towards (x) the cost of demolition work in the Third Amendment Premises and/or (y) the cost of renovating the existing restrooms within the Third Amendment Premises (the “Third Amendment Demolition and Renovation Work”) as part of the Third Amendment Tenant’s Work.  In connection therewith, it is understood and agreed that the Third Amendment Demolition and Renovation Allowance may be applied solely towards the cost of the Third Amendment Demolition and Renovation Work, and to the extent Tenant does not fully utilize the Third Amendment Demolition and Renovation Allowance, Tenant shall not be entitled to apply any unused portion of the Third Amendment Demolition and Renovation Allowance towards the costs of any other portion of the Third Amendment Tenant’s Work nor shall Tenant be entitled to any credit on account thereof.  The Third Amendment Demolition and Renovation Allowance shall be disbursed to Tenant in the same manner as the Third Amendment Allowance, and shall otherwise be subject to all of the requirements of Section 6(B) above applicable to the Third Amendment Allowance; provided, however, that:

(i)                                     Tenant may utilize up to a maximum of Fourteen Thousand Ninety-Seven and 00/100 Dollars ($14,097.00) of the Third Amendment Demolition and Renovation Allowance towards the costs of architectural and engineering fees and permit costs associated with the Third Amendment Demolition and Renovation Work and to any wiring and cabling being installed as part of the Third Amendment Demolition and Renovation Work, so long as all of the conditions to application of the Third Amendment Demolition and Renovation Allowance set forth herein have been satisfied (including, without limitation, the requirement that the Third Amendment Demolition and Renovation Allowance be utilized on or before the date which is one (1) year from the Third Amendment Premises Commencement Date).

(ii)                                  For the purposes of disbursing the Third Amendment Demolition and Renovation Allowance, Landlord’s Share shall be measured against the total cost of the Third Amendment Demolition and Renovation Work.

(D)                               The total of (i) the Third Amendment Allowance and (ii) the Third Amendment Demolition and Renovation Allowance is acknowledged to be One Million One Hundred Ninety-Eight Thousand Two Hundred Forty-Five and 00/100 Dollars ($1,198,245.00).

7.                                      Termination and Surrender of the First Amendment Premises.

(A)                               Provided that as of the Second Amendment Premises Rent Commencement Date, (i) no uncured monetary or material non-monetary Event of Default exists, and (ii) the Lease is still in full force and effect, the Term of the Lease with respect to the First Amendment Premises shall expire on Second Amendment Premises Rent Commencement Date (the “25th Floor Surrender Date”).  Notwithstanding anything in the Lease or this Third Amendment to the contrary, Tenant shall surrender the First Amendment Premises to Landlord on or before the 25th Floor Surrender Date vacant and free from all occupants, subtenants, or other persons or entities claiming rights of possession by, through or under Tenant and otherwise in the condition required by the Lease upon the expiration or earlier termination of the Term.  Notwithstanding anything in the Lease or this Third Amendment to the contrary, if Tenant fails to surrender the First Amendment Premises on or before the 25th Floor Surrender Date in the condition required under this Third Amendment, such failure shall constitute a holding over in the First Amendment Premises pursuant to and which shall be governed by the terms of Section 16.18 of the Original Lease.

(B)                               Effective as of the 25th Floor Surrender Date, the Rentable Floor Area of the Premises shall be reduced by the Rentable Floor Area of the First Amendment Premises.

(C)                               Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tax Excess (as defined in Section 6.2 of the Original Lease) and Operating Cost Excess (as defined in Section 7.5 of the Original Lease) with respect to the First Amendment Premises in accordance with terms and conditions of the Lease and the First Amendment, through the 25th Floor Surrender Date.

8.                                      Parking Privileges.  Effective as of the Third Amendment Premises Commencement Date, Landlord shall provide Tenant with (i) an additional five (5) monthly unreserved parking privileges in the 100 Clarendon Garage, for a total of forty-three (43) monthly unreserved parking privileges in the 100 Clarendon Garage under the Lease, and (ii) an additional one (1) Reserved Space in the Building Garage, for a total of seven (7) Reserved Spaces in the Building Garage under the Lease.  The rate payable for parking passes on account of the additional parking privileges should be the rate in effect in the applicable garage, as the same may increase during the Term.

9.                                      Amended Right of First Offer.  As of the Third Amendment Premises Commencement Date, Tenant’s right of first offer pursuant to Section 2.3 of the Original Lease shall continue to be as set forth therein; provided, however, the “Available ROFO Space” shall be amended to consist of solely the remaining leasable space on the twelfth (12th) floor of the

Building, subject to any and all Prior Rights.  Tenant acknowledges and agrees that the Available ROFO Space (as amended pursuant to this Third Amendment) is or will on or about the Third Amendment Premises Commencement Date be vacant and available for lease (“Vacant 12th Floor Space”) and such Vacant 12th Floor Space is currently being marketed for lease by Landlord.  The term “Initial Lease Up” shall refer to the initial leases (and any extensions or renewals thereof) entered into by Landlord with third party tenants for all or any portion of the Vacant 12th Floor Space following the date of this Third Amendment.  The parties agree that, in addition to Tenant’s right of first offer under Section 2.3, as amended by this Section 9, being subject to all Prior Rights, the provisions of this Section 2.3 of the Lease, as amended by this Section 9, shall not apply to any Vacant 12th Floor Space until after the applicable Vacant 12th Floor Space has been leased by Landlord to third party tenants as part of the Initial Lease Up thereof and the tenants or occupants of such space have either not exercised any extension options therefore or not otherwise agreed with Landlord to renew the term of its lease or other occupancy agreement and Landlord determines such space will become available for reletting; provided, however, if Landlord has not entered into a letter of intent for any Vacant 12th Floor Space within twelve (12) months after the Third Amendment Premises Rent Commencement Date, or, if having entered into a letter of intent for the applicable Vacant 12th Floor Space within such twelve (12) month period, Landlord thereafter fails to execute a lease for that Vacant 12th Floor Space within eighteen (18) months after the Third Amendment Premises Rent Commencement Date, then Landlord shall, subject to any Prior Rights, offer the applicable Vacant 12th Floor Space to Tenant in accordance with the terms and provisions of Section 2.3 of the Lease, as amended by this Section 9.

10.                               Security Deposit.

(A)                               It is acknowledged and agreed that Landlord is currently holding a letter of credit in the amount of One Million Five Hundred Seventy-Five Thousand One Hundred Forty and 00/100 Dollars ($1,575,140.00) (the “Letter of Credit”) as security for Tenant’s obligations under the Lease in accordance with the terms and provisions of Section 16.26 of the Original Lease.  Concurrently with the execution of this Third Amendment, Tenant shall deliver to Landlord either (x) an amendment to the Letter of Credit increasing the total amount secured by the Letter of Credit to One Million Eight Hundred Sixty-Eight Thousand Eight Hundred Twenty-Seven and 50/100 Dollars ($1,868,827.50) or (y) a replacement Letter of Credit in the amount of One Million Eight Hundred Sixty-Eight Thousand Eight Hundred Twenty-Seven and 50/100 Dollars ($1,868,827.50), in either case meeting the requirements of said Section 16.26.

(B)                               Upon receipt by Landlord of the amendment to the Letter of Credit or the replacement Letter of Credit referenced in subsection (A) above, Section 16.26 of the Original Lease shall be amended as follows:

(i)                                     The language in Section 16.26(B) shall be deleted in its entirety and the following substituted therefor: “Landlord shall return Six Hundred Twenty-Two Thousand Nine Hundred Forty-Two and 50/100 Dollars ($622,942.50) portion of such deposit to Tenant so that the remainder of such deposit shall be of One Million Two Hundred Forty-Five Thousand Eight Hundred Eighty-Five and 00/100 Dollars ($1,245,885.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2024 if Tenant has satisfied all of the Reduction Conditions (as defined in subsection (D) below).”

(ii)                                  The language in Section 16.26(C) shall be deleted in its entirety and the following substituted therefor: “Landlord shall return Six Hundred Twenty-Two Thousand Nine Hundred Forty-Two and 50/100 Dollars ($622,942.50) of such deposit to Tenant so that the remainder of such deposit shall be of Six Hundred Twenty-Two Thousand Nine Hundred Forty-Two and 50/100 Dollars ($622,942.50) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2026 if Tenant has satisfied all of the Reduction Conditions.”

11.                               As of the Third Amendment Premises Commencement Date, subclause (iii) of Section 9.1.1 of the Original Lease shall be amended to replace the sum of “150,000.00” with the sum of “$250,000.00.”  In addition, it is acknowledged and agreed that the provisions of Section 9.5(c) of the Lease shall be deemed to apply to the Third Amendment Premises, including, without limitation, clause (iii) thereof which will not require Tenant to remove Cabling from the Third Amendment Premises consistent with the parameters stated therein; provided, however, that said Section 9.5(c) shall not be construed to limit Landlord’s right to require Tenant to remove any internal staircases that may be installed in the Premises subsequent to the Third Amendment Premises Commencement Date or any internal staircases that Tenant is obligated to remove pursuant to Section 3.2 of the Original Lease, as amended by Section 4(A) of the Second Amendment and Section 3 of this Third Amendment.

12.                               Brokers.

(A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Third Amendment other than CBRE New England (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Third Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

13.                               Ratification.  Except as expressly modified by this Third Amendment, the Lease shall remain in full force and effect, and as further modified by this Third Amendment, is expressly ratified and confirmed by the parties hereto.  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the lease regarding assignment and subletting.

14.                               Interpretation and Partial Invalidity.  If any term of this Third Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Third Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Third Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this Third Amendment.  This Third Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

15.                               Counterparts and Authority.  The parties acknowledge and agree that this Third Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.  Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Third Amendment and that the person signing this Third Amendment on its behalf has been duly authorized to do so.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the undersigned executed this Third Amendment as a sealed instrument as of the date and year first written above.

WITNESS:	LANDLORD:

/s/ Victor L. Paulin	BP HANCOCK LLC, a Delaware limited liability company

	By:	BOSTON PROPERTIES LIMITED PARTNERSHIP, its sole member and manager

	By:	BOSTON PROPERTIES, INC., its general partner

	By:	/s/ David C. Provost
	Name:	David C. Provost
	Title:	SVP
Hereunto Duly Authorized

TENANT:

WITNESS:	CRA INTERNATIONAL, INC.

/s/ Janet Just	By:	/s/ Chad M. Holmes
	Name:	Chad M. Holmes
	Title:	CFO
Hereunto Duly Authorized

EXHIBIT A

Floor Plan of the Third Amendment Premises

A-1